SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

                          Alexion Pharmaceuticals, Inc.
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.0001
                         (Title of Class of Securities)

                                    015351109
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

-----------

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 015351109                                                 PAGE 2 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Partners
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   72,927
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   72,927
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   72,927
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                 PAGE 3 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   128,727
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   128,727
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNE
            BY EACH REPORTING PERSON
                                   128,727
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                 PAGE 4 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   9,983
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   9,983
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   9,983
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                 PAGE 5 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   223,870
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   223,870
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   223,870
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                 PAGE 6 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Serena Limited
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   4,534
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   4,534
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   4,534
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   CO

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                 PAGE 7 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   533,711
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   533,711
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   533,711
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   1.4%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                 PAGE 8 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   757,697
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   757,697
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   757,697
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   2.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   CO

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                 PAGE 9 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   72,927
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH (8)   SHARED DISPOSITIVE POWER
                                   72,927
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   72,927
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 10 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   128,727
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   128,727
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   128,727
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IA

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 11 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   228,404
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   228,404
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   228,404
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   0.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 12 OF 42


-----------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Group LLC
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   533,711
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   533,711
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   533,711
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   1.4%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 13 OF 42


-----------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Management Partners LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   757,697
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   757,697
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   757,697
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   2.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 14 OF 42


-----------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   757,697
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   757,697
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   757,697
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   2.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 15 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   1,731,509
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   1,731,509
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,731,509
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   4.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 16 OF 42


--------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marvin H. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   1,731,509
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   1,731,509
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,731,509
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   4.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 17 OF 42


 ------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dowicz
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   1,731,509
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   1,731,509
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,731,509
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   4.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 18 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scott E. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   1,731,509
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   1,731,509
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,731,509
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   4.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 19 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Michael J. Leffell
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   1,731,509
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   1,731,509
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,731,509
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   4.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 20 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Timothy I. Levart
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   1,731,509
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   1,731,509
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,731,509
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   4.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 21 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   1,731,509
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   1,731,509
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,731,509
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   4.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 22 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Eric P. Epstein
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   1,731,509
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   1,731,509
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,731,509
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   4.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 23 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   1,731,509
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   1,731,509
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,731,509
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   4.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 24 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Avram Z. Friedman
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                   0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                   1,731,509
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                   1,731,509
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,731,509
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   4.6%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 25 OF 42


------------------------------------------------------------------------------


ITEM 1(a).  NAME OF ISSUER:

            Alexion Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            352 Knotter Drive
            Cheshire, CT 06410

ITEM 2(a).  NAME OF PERSON FILING:

      This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

           (i)    Davidson Kempner Partners, a New York limited partnership
                  ("DKP");

           (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

           (iii)  M. H. Davidson & Co., a New York limited partnership ("CO");

           (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

           (v)    Serena Limited, a Cayman Islands corporation ("Serena");

           (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

           (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

           (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

           (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

           (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

           (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

           (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 26 OF 42


           (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

           (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).  CITIZENSHIP:

            (i)     DKP - a New York limited partnership

            (ii)    DKIP - a Delaware limited partnership

            (iii)   CO - a New York limited partnership

            (iv)    DKIL - a British Virgin Islands corporation

            (v)     Serena - a Cayman Islands corporation

            (vi)    DKHF - a Delaware limited partnership

            (vii)   DKHI - a Cayman Islands corporation

            (viii)  MHD - a New York limited partnership

            (ix)    DKAI - a New York corporation

            (x)     DKIA - a Delaware limited liability company

            (xi)    DKG - a Delaware limited liability company

            (xii)   DKMP - a Delaware limited partnership

            (xiii)  DKS - a Delaware limited liability company

            (xiv)   Thomas L. Kempner, Jr. - United States

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 27 OF 42


            (xv)    Marvin H. Davidson - United States

            (xvi)   Stephen M. Dowicz - United States

            (xvii)  Scott E. Davidson -United States

            (xviii) Michael J. Leffell - United States

            (xix)   Timothy I. Levart - United Kingdom & United States

            (xx)    Robert J. Brivio, Jr. - United States

            (xxi)   Eric P. Epstein - United States

            (xxii)  Anthony A. Yoseloff - United States

            (xxiii) Avram Z. Friedman - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

      COMMON STOCK, PAR VALUE $0.0001

ITEM 2(e).  CUSIP NUMBER:

      015351109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ] Broker or dealer registered under Section 15 of the Act;

            (b)  [ ] Bank as defined in Section 3(a)(6) of the Act;

            (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                     Act;

            (d)  [ ] Investment Company registered under Section 8 of the
                     Investment Company Act of 1940;

            (e)  [ ] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940: see Rule
                     13d-1(b)(1)(ii)(E);

            (f)  [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

            (g)  [ ] Parent Holding Company, in accordance with Rule
                     13d-1(b)(ii)(G);

            (h)  [ ] Savings Associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 27 OF 42


            (i)  [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

      The Principals may be deemed to beneficially own an aggregate of 1,731,509 shares as a result of their voting and dispositive power over the 1,731,509 shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKHF and DKHI.

      DKIA may be deemed to beneficially own the 223,870 shares beneficially owned by DKIL and the 4,534 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 128,727 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 72,927 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 533,771 shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 757,697 shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

      A. DKP

         (a) Amount beneficially owned: 72,927

         (b) Percent of class: 0.2%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 72,927

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 72,927

      B. DKIP

         (a) Amount beneficially owned: 128,727

         (b) Percent of class: 0.3%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 128,727

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 29 OF 42


            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 128,727

      C. CO

         (a) Amount beneficially owned: 9,983

         (b) Percent of class: 0.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 9,983

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 9,983

      D. DKIL

         (a) Amount beneficially owned: 223,870

         (b) Percent of class: 0.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 223,870

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 223,870

      E.  Serena

         (a) Amount beneficially owned: 4,534

         (b) Percent of class: 0.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 4,534

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 4,534

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 30 OF 42


      F. DKHF

         (a) Amount beneficially owned: 533,771

         (b) Percent of class: 1.4%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 533,771

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 533,771

      G. DKHI

         (a) Amount beneficially owned: 757,697

         (b) Percent of class: 2.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 757,697

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 757,697

      H. MHD

         (a) Amount beneficially owned: 72,927

         (b) Percent of class: 0.2%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 72,927

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 72,927

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 31 OF 42


      I. DKAI

         (a) Amount beneficially owned: 128,727

         (b) Percent of class: 0.3%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 128,727

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 128,727

      J. DKIA

         (a) Amount beneficially owned: 228,404

         (b) Percent of class: 0.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 228,404

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 228,404

      K. DKG

         (a) Amount beneficially owned: 533,771

         (b) Percent of class: 1.4%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 533,771

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 533,771

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 32 OF 42


      L. DKMP

         (a) Amount beneficially owned: 757,697

         (b) Percent of class: 2.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 757,697

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 757,697

      M. DKS

         (a) Amount beneficially owned: 757,697

         (b) Percent of class: 2.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 757,697

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 757,697

      N. Thomas L. Kempner, Jr.

         (a) Amount beneficially owned: 1,731,509

         (b) Percent of class: 4.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,731,509

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,731,509

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 33 OF 42


      O. Marvin H. Davidson

         (a) Amount beneficially owned: 1,731,509

         (b) Percent of class: 4.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,731,509

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,731,509

      P. Stephen M. Dowicz

         (a) Amount beneficially owned: 1,731,509

         (b) Percent of class: 4.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,731,509

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,731,509

      Q. Scott E. Davidson

         (a) Amount beneficially owned: 1,731,509

         (b) Percent of class: 4.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,731,509

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,731,509

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 34 OF 42


      R. Michael J. Leffell

         (a) Amount beneficially owned. 1,731,509

         (b) Percent of class: 4.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,731,509

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,731,509

      S. Timothy I. Levart

         (a) Amount beneficially owned: 1,731,509

         (b) Percent of class: 4.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,731,509

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,731,509

      T. Robert J. Brivio, Jr.

         (a) Amount beneficially owned: 1,731,509

         (b) Percent of class: 4.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,731,509

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,731,509

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 35 OF 42


      U. Eric P. Epstein

         (a) Amount beneficially owned: 1,731,509

         (b) Percent of class: 4.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,731,509

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,731,509

      V. Anthony A. Yoseloff

         (a) Amount beneficially owned: 1,731,509

         (b) Percent of class: 4.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,731,509

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,731,509

      W. Avram Z. Friedman

         (a) Amount beneficially owned: 1,731,509

         (b) Percent of class: 4.6%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,731,509

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,731,509

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 36 OF 42


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Item 4.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

            Each of the Reporting Persons hereby makes the following certification:

            By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 37 OF 42


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008          DAVIDSON KEMPNER PARTNERS
                                   By: MHD Management Co.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INSTITUTIONAL
                                   PARTNERS, L.P.
                                   By: Davidson Kempner Advisers Inc.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   M.H. DAVIDSON & CO.

                                   /s/ TThomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                   By: Davidson Kempner International
                                   Advisors, L.L.C.,
                                   its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   SERENA LIMITED
                                   By: Davidson Kempner International
                                   Advisors, L.L.C.,
                                   its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 38 OF 42


                                   DAVIDSON KEMPNER HEALTHCARE FUND LP
                                   By:  DK Group LLC,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DAVIDSON KEMPNER HEALTHCARE
                                   INTERNATIONAL LTD.
                                   By:  DK Management Partners LP,
                                   its Investment Manager
                                   By:  DK Stillwater GP LLC, its general
                                   partner

                                   /s/ TThomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   MHD MANAGEMENT CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER ADVISERS INC.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   DAVIDSON KEMPNER INTERNATIONAL
                                   ADVISORS, L.L.C.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title:    Executive Managing Member

                                   DK GROUP LLC

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 39 OF 42


                                   DK MANAGEMENT PARTNERS LP
                                   By: DK Stillwater GP LLC, its general partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DK STILLWATER GP LLC

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Thomas L. Kempner, Jr.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                       Marvin H. Davidson

                                    /s/ Stephen M. Dowicz
                                   --------------------------
                                        Stephen M. Dowicz

                                    /s/ Scott E. Davidson
                                   --------------------------
                                        Scott E. Davidson

                                   /s/ Michael J. Leffell
                                   --------------------------
                                       Michael J. Leffell

                                    /s/ Timothy I. Levart
                                   --------------------------
                                        Timothy I. Levart

                                   /s/ Robert J. Brivio, Jr.
                                   -------------------------
                                       Robert J. Brivio, Jr.

                                   /s/ Eric P. Epstein
                                   --------------------------
                                       Eric P. Epstein

                                   /s/ Anthony A. Yoseloff
                                   --------------------------
                                       Anthony A. Yoseloff

                                   /s/ Avram Z. Friedman
                                   --------------------------
                                       Avram Z. Friedman

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 40 OF 42


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2008          DAVIDSON KEMPNER PARTNERS
                                   By: MHD Management Co.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INSTITUTIONAL
                                   PARTNERS, L.P.
                                   By: Davidson Kempner Advisers Inc.,
                                   its General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   M.H. DAVIDSON & CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                   By: Davidson Kempner International
                                   Advisors, L.L.C.,
                                   its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 41 OF 42


                                   SERENA LIMITED
                                   By: Davidson Kempner International
                                   Advisors, L.L.C.,
                                   its Investment Manager

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DAVIDSON KEMPNER HEALTHCARE FUND LP
                                   By:  DK Group LLC,
                                   its  General Partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DAVIDSON KEMPNER HEALTHCARE
                                   INTERNATIONAL LTD.
                                   By:  DK Management Partners LP,
                                   its Investment Manager
                                   By:  DK Stillwater GP LLC, its general
                                   partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   MHD MANAGEMENT CO.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER ADVISERS INC.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   DAVIDSON KEMPNER INTERNATIONAL
                                   ADVISORS, L.L.C.

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 015351109                                                PAGE 42 OF 42


                                   DK GROUP LLC

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DK MANAGEMENT PARTNERS LP
                                   By: DK Stillwater GP LLC, its general partner

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DK STILLWATER GP LLC

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   /s/ Thomas L. Kempner, Jr.
                                   --------------------------
                                   Thomas L. Kempner, Jr.

                                   /s/ Marvin H. Davidson
                                   --------------------------
                                       Marvin H. Davidson

                                   /s/ Stephen M. Dowicz
                                   --------------------------
                                       Stephen M. Dowicz

                                   /s/ Scott E. Davidson
                                   --------------------------
                                       Scott E. Davidson

                                   /s/ Michael J. Leffell
                                   --------------------------
                                       Michael J. Leffell

                                   /s/ Timothy I. Levart
                                   --------------------------
                                       Timothy I. Levart

                                   /s/ Robert J. Brivio, Jr.
                                   -------------------------
                                       Robert J. Brivio, Jr.

                                   /s/ ERIC P. EPSTEIN
                                   --------------------------
                                       Eric P. Epstein

                                   /s/ Anthony A. Yoseloff
                                   --------------------------
                                       Anthony A. Yoseloff

                                   /s/ Avram Z. Friedman
                                   --------------------------
                                       Avram Z. Friedman